Exhibit 4.3

Execution Copy

LETTER LOAN AGREEMENT

April 1, 2021

TIM S.A.

Av. João Cabral de Melo Neto 850 Torre Sul, 12º andar,

Rio de Janeiro – RJ, 227759-57, Brazil

Attention: Bruno de Abreu e Lima Bordin / Glaucia Crahim (Gerência de Tesouraria)

Re: Senior Uncommitted USD/BRL Term Loan Facility

Ladies and Gentlemen:

BNP Paribas (the “Bank”) is pleased to make available to TIM S.A., a corporation duly constituted and domiciled in the Federative Republic of Brazil and enrolled with the CNPJ under number 02.421.421/0001-11, with domicile at Avenida João Cabral de Mello Neto, 850, Blc 01, Salas 501 a 1208, Rio de Janeiro – RJ, 22775-057 (the “Borrower”), an uncommitted term loan facility on the terms and subject to the conditions set forth below.

1.       Certain Definitions. As used herein, the following terms shall have the corresponding meanings.

“Addendum” shall have the meaning set forth in Section 2.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Agreement” means this letter loan agreement.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Bank, the Borrower, and the Borrower’s Subsidiaries concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules and regulations of the United States, the European Union, the United Kingdom, the United Nations, or any jurisdiction applicable to the Borrower or the Borrower’s Subsidiaries concerning or relating to anti-bribery or anti-corruption.

“Apostille Convention” means the Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated October 5, 1961.

“Available Amount” means US$87,719,298.25.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Day” means any day on which commercial banks are not authorized or required to close in New York City, Paris or the City of São Paulo and which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Beneficial Ownership Certification” a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower’s Economic Group” means TIM S.A. and its Subsidiaries.

“Brazil” shall mean the Federative Republic of Brazil.

“Brazilian Note” means the promissory note of the Borrower which (a) is payable to the Bank or to its order; (b) is governed by Brazilian Law; (c) has a face amount equivalent to 100% of the principal amount to be disbursed under the Loan; and (d) is in the form of Exhibit A hereto.

“Break Costs” means (i) the amount (if any) determined by the Bank by which (x) the interest which the Bank should have received for the period from the date of receipt of all or any part of the Loan to the Maturity Date calculated in US$ at the FX Spot Rate (reasonably determined by the Bank considering the foreign exchange market at the time calculation is to be made), had the principal amount received been paid on the Maturity Date exceeds (y) the interest which the Bank would be able to obtain by placing an amount equal to the principal amount received by it in US$ on a BRL indexed deposit with an Eligible Bank for a period starting on the Banking Day following receipt or recovery and ending on the Maturity Date, plus (ii) to the extent it exceeds the amount determined in (i) above, any additional amount, not covered by (i) above, determined by the Bank and equal to, if any, any additional losses or costs that would be payable by the Bank as a result of the Bank varying, amending, modifying, extending, replacing, terminating or taking any action in relation to USD / BRL forex derivative hedging transaction entered into by the Bank in the international markets in order to allow a Loan disbursed or to be disbursed under this Agreement. Both (x) and (y) above shall be calculated at present value in case the Maturity Date of the Loan falls more than one year after its Drawdown Date. The Break Costs will be determined and communicated by the Bank to the Borrower and shall be paid by the Borrower in US$.

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“BRL” means Brazilian Reais, the lawful currency of the Federative Republic of Brazil.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris, São Paulo and New York.

“Change of Control” means at any moment that Telecom Italia S.p.A. ceases to be, in relation to the Borrower, the holder, directly or indirectly, of at least (i) 50% plus one of the shares representative of the voting capital stock of the Borrower; or (ii) a portion of the capital stock of the Borrower assuring it to have the rights to elect the board of directors of the Borrower or manage and guide the operations and corporate activities of the Borrower.

“Comparable Indebtedness” means (i) any Indebtedness incurred by the Borrower, or with respect to which the Borrower is an obligor, which has a maturity date equal to or shorter than the longest remaining duration of any Loan outstanding hereunder and/or (ii) any Indebtedness incurred by the Borrower, or with respect to which the Borrower is an obligor, that has a principal amount equal to or lower than the Available Amount; provided that the following transactions shall not be considered “Indebtedness” for purposes of this definition: (a) any local or foreign capital market transactions and (b) any subsidized loans owed by the Borrower to any local or foreign development bank.

“DARF” means the invoice for federal tax payments (Documento de Arrecadação de Receitas Federais).

“Default Rate” means, in respect of any amount not paid when due, a rate per annum during the period commencing on the due date until such amount is paid in full equal to a fixed rate of 1.00% per annum above the Fixed Interest Rate.

“Dollars”, “US$” and the sign “$”each means the lawful currency of the United States.

“Drawdown Date” means the day on which the Bank makes the Loan to the Borrower as specified in the Addendum.

“EBITDA” means earnings before amortization, depreciation, interest paid and received results of equity investments, results of non-operational income, income tax and social contribution. It is hereby understood that the effects arising out of the accounting rule “IFRS16” shall not be considered for purposes of calculating “EBITDA” hereunder.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, Norway, and new members that may join the European Economic Area.

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“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Bank” means any international leading bank having a minimum long term international senior debt rating of A- by Standard & Poor’s or A3 by Moody’s acting on the international interbank market, but excluding (i) banks incorporated in the Federative Republic of Brazil and (ii) branches in the Federative Republic of Brazil of banks incorporated in other jurisdictions.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EUR” or “Euro” means the single currency of the European Union.

“Event of Default” shall have the meaning set forth in Section 10 hereof.

“Export-Control Laws” means with respect to the Borrower, (i) any laws, statutes, decrees, regulations or ordinances of Brazil which regulate the export of goods (whether directly or indirectly) to or for the rendering of services in a certain country or countries and (ii) the U.S. Export Administration Regulations.

“Fixed Interest Rate” shall mean the Fixed Interest Rate as set forth in the Addendum.

“FX Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Brazil, as determined by the Brazilian Central Bank, and New York.

“FX Fixing Date” means the date falling two FX Business Days prior to (a) the applicable Interest Payment Date, (b) the applicable date of repayment or prepayment of a Loan or (c) any other applicable date of payment or transfer under this Agreement (as the case may be).

“FX Fixing Rate” means BRL PTAX where:

“BRL PTAX” or “BRL09” means that the spot rate for a FX Fixing Date will be the BRL/US$ offered rate for US$, expressed as the amount of BRL per one US$, for settlement in two FX Business Days reported by the Banco Central do Brasil on its website by approximately 1:15 p.m., São Paulo time, on that FX Fixing Date. If an Exchange Rate Divergence Disruption Event has occurred at or before the FX Fixing Date, the Bank shall determine the BRL/U.S. Dollar offered rate for US$ in good faith and in commercially reasonable manner (which shall include, for avoidance of doubt, any effects from hedges the Bank has to unwind, amend, adjust or re-contract), where:

“Exchange Rate Divergence Disruption Event” means that the BRL PTAX rate cannot be obtained at the relevant time or ceases to reflect the then prevailing Brazilian Reais/US$ spot rates for standard-size wholesale financial transactions involving the exchange of Brazilian Reais for US Dollars for delivery outside Brazil, in any case in the reasonable and justified opinion of the Bank, which shall include (without limitation) the occurrence of a Settlement Disruption Event.

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“FX Spot Rate” means the BRL/US$ spot exchange rate, expressed as the amount of BRL per one US$, notified by the Bank to the Borrower, which shall reflect the BRL/US$ foreign exchange prevailing market rate.

“Hedge Agreement” means the Contrato Global de Derivativos and Apêndice and the confirmation of the Hedge Transaction entered into by and between the Borrower and the Hedge Provider on or about the date hereof.

“Hedge Provider” means Banco BNP Paribas Brasil S.A.

“Hedge Transaction” means the swap entered into by and between the Borrower and the Hedge Provider under the Hedge Agreement.

“Indebtedness” means, with respect to any Person, any amount payable by such Person pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, debt capital markets transactions (including bonds and debentures), derivative transactions (including any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices), a capital lease, a conditional sale or a transfer with recourse or with an obligation to repurchase, pursuant to a lease with substantially the same economic effect as any such agreement or instrument, or any such agreement, instrument or arrangement secured by any lien or other encumbrance upon any property owned by such Person, even though such Person has not assumed or become liable for the payment of any money under such agreement, instrument or arrangement, to which such Person is a party as debtor, borrower or guarantor.

“Initial FX Spot Rate” shall mean the BRL/US$ spot exchange rate, expressed as the amount of BRL per one US$, agreed by the Lender and the Borrower prior to the Addendum and specified in the Addendum.

“Interest Payment Date” shall mean each Interest Payment Date as set forth in the Addendum, provided that any Interest Payment Date that would otherwise be a day that is not a Banking Day shall be extended to the next succeeding Banking Day unless such Banking Day falls in another calendar month, in which case such Interest Payment Date shall be the next preceding Banking Day.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement in the nature of a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan” shall have the meaning set forth in Section 2.

“Loan Documents” means, collectively, this Agreement, the Brazilian Note and the Addendum, and each other agreement executed in connection herewith and therein identified as such, by the Bank and the Borrower.

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“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, performance, or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Bank under this Agreement and/or the Brazilian Note, or (c) the ability of the Borrower to perform its Obligations under this Agreement and/or the Brazilian Note.

“Maturity Date” shall mean the Maturity Date as set forth in the Addendum.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Obligations” means any and all payment obligations of the Borrower arising pursuant to this Agreement, the Brazilian Note or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” shall have the meaning set forth in Section 6(b).

“Person” means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization or government, or any political subdivision, department or agency of any government.

“Reference Currency” means BRL.

“Reference Currency Interest Amount” means, in relation to a Loan, the Fixed Interest Rate applied to the Reference Currency Principal Amount in respect of the period for which interest is to be calculated.

“Reference Currency Principal Amount” means, in relation to a Loan, the amount of principal of a Loan in BRL. The original Reference Currency Principal Amount shall be in a minimum amount of BRL 500,000,000, unless the Borrower and the Bank, for any given Loan, have agreed upon differently and such agreement is set out in the Addendum.

“Regulatory Change” means any change after the date hereof in United States federal, state or foreign laws or regulations (including Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank or under any United States federal or state, or any foreign laws or regulations, including Basel III advisory opinions (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Repayment Amount” means the Reference Currency Principal Amount converted into US$ at the FX Fixing Rate on the relevant FX Fixing Date.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

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“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently including, but not limited to, Cuba, Iran, Crimea/Sevastopol, North Korea, Sudan, and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated or identified Persons maintained by the United States (including by OFAC, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country or (c) any Person directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including OFAC, the U.S. Department of State, or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union or any of its member states, (d) Her Majesty’s Treasury, (e) Switzerland, or (f) any other relevant authority.

“Settlement Disruption Event” means (A) the imposition of laws, regulations, decrees or orders, including any prior approval, by any governmental authority of the Federative Republic of Brazil which (a) require residents of the Federative Republic of Brazil to obtain permission from any governmental authority to obtain EUR or US$, (b) otherwise restrict a resident’s ability to obtain EUR or US$, (c) impose a tax, levy, impost, duty or other charge of a similar nature on the holding of EUR or US$ by residents of the Federative Republic of Brazil, which would not be imposed in the absence of such regulations or (d) has the direct or indirect effect of hindering, limiting or restricting the transfer of EUR or US$ from residents of the Federative Republic of Brazil to recipients resident in another country or the conversion of BRL into EUR or US$, or (B) unavailability of EUR or US$ in the Brazilian exchange market in accordance with normal commercial practice.

“Subsidiary” means, with respect to the Borrower, at any time, any entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) of such entity is at the time beneficially owned or controlled directly or indirectly by the Borrower.

“Taxes” shall have the meaning set forth in Section 6(a).

“Total Net Debt” means the sum of (a) all financial debt, including loans, advances on foreign exchange contracts, exchange acceptances, derivative contracts of every order, including options, futures and forwards, and capital lease agreements; all obligations arising from the issuance of debt securities (whether issued domestically or abroad), including debentures, bonds, promissory notes or other securities representing debt minus (b) free and unencumbered cash position which includes marketable securities, cash and cash equivalents. It is hereby understood that the effects arising out of the accounting rule “IFRS16” shall not be considered for purposes of calculating “Total Net Debt” hereunder.

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“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

2.       The Loan.

(a)       Subject to the terms and conditions of this Agreement, the Bank agrees on an uncommitted and absolutely discretionary basis, to consider making one loan (the “Loan”) to the Borrower on the Drawdown Date in an aggregate principal amount up to but not exceeding the Available Amount. It is expressly understood and agreed that the making of the Loan is at the sole discretion of the Bank.

(b)       In addition to the satisfaction of the other conditions set forth herein, the Loan shall be evidenced by an addendum to this Agreement in substantially the form of Exhibit B hereto executed by the Bank and the Borrower (the “Addendum”) at least three Banking Days prior to the Drawdown Date, which Addendum shall specify (i) the requested Drawdown Date (which shall be a Banking Day), (ii) the Reference Currency Principal Amount of the requested Loan (which shall not exceed the Available Amount), (iii) the proposed Initial FX Spot Rate, (iv) the proposed Maturity Date for Loan, (v) the proposed Fixed Interest Rate for the Loan, (vi) the proposed Interest Payment Dates for the Loan and (vii) the account information of the bank account into which the Bank shall disburse the Loan. The Addendum shall be irrevocable and binding on the Borrower.

(c) Subject to the conditions set out in this Agreement, the Bank will disburse the Loan, converting the Reference Currency Principal Amount into USD at the Initial FX Spot Rate, to the account specified in the Addendum, provided that the Bank shall be discharged of its obligation to make the Loan if the transfer of funds to the bank holding such account is not permitted to be made by the Bank due to laws or regulations applicable to the Bank or if such bank is, or is owned or controlled by any individual(s) or entity(ies) that is: (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory.

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(d)       Amounts that are prepaid or repaid may not be reborrowed.

(e)       The Borrower promises to pay interest on the unpaid balance of the Loan from and including the Drawdown Date to but excluding the date such Loan is due at a rate per annum equal to the Fixed Interest Rate, subject to the provisions of Section 3(c) hereof. Accrued interest shall be payable on each Interest Payment Date and on the Maturity Date, provided that (a) interest payable at the Default Rate (as defined below) pursuant to Section 3(c) hereof shall be payable upon demand and (b) if the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

(f)       All payments hereunder shall be made in Dollars and in immediately available funds, without deduction, set-off or counterclaim. The Bank shall maintain on its books records setting forth the amounts of principal, interest and other sums paid or payable by the Borrower from time to time hereunder. In the event of any dispute, action or proceeding relating to this Agreement, such records shall be conclusive in the absence of manifest error.

3.       Payments; Prepayments; Fees.

(a)       Place and Time of Payment. All payments of principal of and interest and all other amounts payable hereunder shall be made by deposit to BNP Paribas - Swift Code: BNPAUS3NXXX; Reference: BOCI-CFI1-TIM SA; Account No. 0200 194 093 00136 CHIPS ABA 026 007 689; Account Name: BNP PARIBAS - , not later than 12:00 p.m. (New York time) on the dates due, or to such other account as the Bank may designate in writing to the Borrower.

(b)       Payments to be made on Banking Days. Whenever any payment hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day (unless such next succeeding Banking Day would fall in the succeeding calendar month, in which case such payment shall be made on the next preceding Banking Day), and any such extension or reduction of time shall in such case be reflected in the computation of payment of interest.

(c)       Interest on Overdue Principal and Other Amounts. In the event that any principal hereof, any interest hereon or any other amount payable by the Borrower hereunder is not paid when due (by reason of demand or otherwise) in accordance with the terms of this Agreement, the Borrower will pay, to the extent permitted by applicable law, interest on such past-due amount from the date such amount becomes due until the date the same is paid in full, at a rate per annum equal to the Default Rate from time to time.

(d)       Repayment. The Borrower promises to pay the Repayment Amount of the Loan, together with all accrued interest thereon, in full on the Maturity Date.

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(e)        Voluntary Prepayments. The Borrower hereby agrees that it shall only have the right to prepay the Loan in whole or in part at any time or from time to time if it complies with certain additional and reasonable requirements imposed by the Bank in its sole discretion, including without limitation the payment of a prepayment premium in an amount to be determined by the Bank at such time. If the Borrower agrees to such requirements, the Borrower may, upon five Banking Days’ notice to the Bank, prepay the Loan on any Banking Day; provided, however, that (x) the minimum amount of any such prepayment shall be US$ 5,000,000.00 or any larger multiple thereof and (y) such prepayment is made together with accrued interest and any funding losses amounts due pursuant to Section 5(c)(i).

(f)       Mandatory Prepayment. Upon the occurrence of a Settlement Disruption Event, the Bank may, upon notice to the Borrower, demand the mandatory prepayment of the Loan, together with accrued interest, and all other amounts accrued under the Loan Documents, to be due and payable on the date specified in that notice, which shall be no less than thirty (30) days after the date of that notice, whereupon the Loan and all such other outstanding amounts will become due and payable by the Borrower on the date specified in that notice. Such amount payable by the Borrower shall (i) include any demonstrated losses and costs incurred by the Bank or (ii) be reduced by any demonstrated gains (net of any demonstrated costs) incurred by the Bank, in each case as a result of the Bank varying, amending, modifying, extending, replacing, early terminating or taking any action in relation to USD / BRL forex derivative hedging transactions entered into by the Bank in the international markets in order to allow a Loan disbursed or to be disbursed under this Agreement.

4.       Interest.

(a)       All computations of interest hereon shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period (“Interest Period”) for which interest is payable. The first Interest Period shall be the period beginning on the date of disbursement of the Loan and ending on the immediately following Interest Payment Date (excluded). Each subsequent Interest Period will start on the preceding Interest Payment Date (included) and end on the immediately following Interest Payment Date (excluded) or, if earlier, the Maturity Date (excluded) (no Interest Period may extend beyond the Maturity Date).

(b)       The interest shall be calculated by applying the Fixed Interest Rate to the Reference Currency Principal Amount and converting such amount into US$ at the FX Fixing Rate on the relevant FX Fixing Date. The Borrower shall pay on each Interest Payment Date the accrued Reference Currency Interest Amount converted into US$ (using the FX Fixing Rate) at the FX Fixing Date, as mentioned above.

5.       Yield Protection.

(a)       Additional Costs. If as a result of any Regulatory Change the Bank reasonably determines, with evidence supporting such determination, that the cost to the Bank of making or maintaining the Loan is increased, or any amount received or receivable by the Bank hereunder is reduced, or the Bank is required to make any payment in connection with any transaction contemplated hereby, then the Borrower shall pay to the Bank, upon the Bank’s written demand, such additional amount or amounts as the Bank reasonably determines will compensate the Bank for such increased cost, reduction or payment, provided that (A) before the Bank gives such written demand, the Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different office (lending branch) if such designation would (i) avoid the need of the Bank for giving such written demand for compensation, (ii) allow the Bank to make and maintain the Loan hereunder and (iii) not, in the reasonable judgment of the Bank, be materially disadvantageous (economically or otherwise) to the Bank; and (B) if the Bank gives to the Borrower such written demand, the Bank will provide to the Borrower, together with such written demand, information in connection with the circumstances giving rise to, and the amount of, such compensation and, where practicable, the details of the calculation of the amount of such compensation. The Borrower shall pay the Bank the amount shown as due on any such certificate receipt thereof. Alternatively, the Borrower shall have the option to prepay the Loan within sixty (60) days after the date of receipt of the certificate from the Bank, provided that in the event of any such prepayment, the Borrower shall not be required to pay (x) the additional costs referenced in the Bank’s written demand, except if such prepayment occurs after the 30th day following the Bank’s written demand for such additional costs, in which case the Borrower shall pay such additional costs accruing from the 31st day after such demand until the date of such prepayment or (y) Break Costs associated with such prepayment, except if the additional costs result from a Regulatory Change in Brazil.

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(b)       Illegality. Notwithstanding any other provision of this Agreement, if the adoption of or any change in any applicable law or regulation or in the interpretation or application thereof by any governmental authority (in each case, at any time on or after the date hereof) shall make it (or be asserted by it to be) unlawful for the Bank to honor its obligation to make or maintain its Loan hereunder (and, in the opinion of the Bank, the designation of a different applicable Bank office would either not avoid such unlawfulness or would be disadvantageous to the Bank), then the Bank shall promptly notify the Borrower, following which notice: (i) the Bank’s commitment (if still available) shall be suspended until such time as the Bank may again make and maintain its Loans or (ii) if such applicable law shall so mandate, the Bank’s Loans shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable to the Bank by the Borrower under the Loan Documents (including Break Costs only if the circumstances giving rise to such notice from the Bank are a result of a Regulatory Change in Brazil) within sixty (60) days from the written notice of the Bank, or in a shorter period of time if the applicable Change in Law so requires, provided that if it is lawful for the Bank to maintain its Loan until the next Interest Payment Date (and not otherwise deemed undesirable by the Bank in its sole discretion), then such payment shall be made on the next Interest Payment Date. Any such funds so prepaid may not be reborrowed.

(c)       Funding Losses. The Borrower shall pay to the Bank, upon the request of the Bank, any Break Costs attributable to (i) any prepayment of the Loan or any portion thereof at any time and for any reason (including as a result of an acceleration due to an Event of Default pursuant to Section 10) on a date other than the Maturity Date or (ii) the failure by the Borrower to borrow the Loan for any reason (including the failure of any of the conditions precedent specified in Section 7 to be satisfied) on the Drawdown Date.

6.       Taxes.

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(a)       Payments Free and Clear. Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties or other liabilities with respect thereto including but not limited to the taxes imposed by Brazilian tax authorities, such as the Imposto sobre Operações Financeiras (IOF) created pursuant to certain applicable laws (including, but not limited to, Decree 6,306/2007), excluding taxes imposed on or measured by the net income or capital of the Bank by the jurisdiction (or any political subdivision of such jurisdiction) in which the Bank’s lending office is located or under which the Bank is organized (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter called “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Bank, (x) it shall forthwith pay to the Bank such additional amount as may be necessary so that after making all required deductions for Taxes (including deductions applicable to additional amounts payable under this Section 6) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (y) it shall make such deductions and (z) it shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(b)       Payment of Stamp Taxes. In addition, the Borrower shall pay any present or future stamp or documentary taxes or other excise or property taxes, charges or similar levies which arise in any jurisdiction from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement except any Taxes that are imposed with respect to an assignment that are not imposed as a result of a present or former connection between either the assignor or the assignee, and the jurisdiction imposing such Tax. (all such taxes, charges or levies being herein called “Other Taxes”).

(c)       Reimbursement of Taxes Paid by the Bank. The Borrower will reimburse the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 6) paid by the Bank or any liabilities (including, without limitation, penalties, interest and expenses other than those attributable to the gross negligence of the Bank) arising therefrom or with respect thereto. Reimbursement under this Section 6(c) for any Taxes, Other Taxes or liabilities shall be made within 30 days from the date the Bank makes written demand therefor.

(d)       Tax Certificates. Within 15 days after the date of any payment of Taxes, the Borrower will furnish to the Bank the original or a certified copy of applicable receipts, including but not limited to any applicable DARF, evidencing payment thereof.

7.       Conditions Precedent to the Loan.

In addition to having received a properly executed Addendum as set forth in Section 2(b) hereto, the obligation of the Bank to make the Loan hereunder is subject to the condition precedent that all of the following conditions shall have been fulfilled to the satisfaction of the Bank and its counsel on or before the Drawdown Date:

(a)       Documents Supporting the Loan. The Bank shall have received (i) this Agreement duly executed by the Borrower and (ii) the Brazilian Note duly executed by the Borrower.

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(b)       [Reserved]

(c)       No Material Adverse Change. There shall not have occurred any event which, in the opinion of the Bank, would involve a material adverse change in the business, economic or financial condition of the Borrower or in material market conditions.

(d)       No Event of Default; Accuracy of Representations and Warranties. On the Date of this Agreement and on and as of the Drawdown Date, (x) no Event of Default or event that with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing, or would result from the Loan; and (y) the representations and warranties made by the Borrower in Section 8 hereof shall be true and correct in all material respects.

(e)       Government Approvals. The Bank shall have received the Financial Transaction Registration (ROF – Registro de Operações Financeiras) properly registered with the Central Bank of Brazil in respect to the Loan and its characteristics.

(f)       KYC and AML Documentation. Upon the reasonable request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).

(g)       Beneficial Ownership Certification. If the Borrower is qualified as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver to the Bank a Beneficial Ownership Certification.

(h)       Incumbency and Closing Certificates. The Bank shall have received (i) incumbency certificates in form acceptable to the Bank evidencing the identity, authority and capacity of each officer of the Borrower authorized to act on behalf of the Borrower in connection with this Agreement and each other document to be delivered by the Borrower in connection herewith and (ii) a certificate in form acceptable to the Bank signed by a legal representative of the Borrower (A) confirming (1) that no Event of Default shall have occurred and be continuing and (2) the accuracy of all representations and warranties, (B) certifying that (1) this Agreement constitutes a direct, senior unsecured obligation of the Borrower and (2) the Loan under this Agreement, when made, will constitute a direct, senior unsecured obligation of the Borrower, ranking in priority of payment at least pari passu with all other senior unsecured debt of the Borrower, and (C) accompanied by true, correct and complete notarial certified copies of organizational documents and all corporate authority (including, without limitation, resolutions and powers of attorney) of the Borrower, and its legal representatives with respect to the execution, delivery and performance of this Agreement and each other document to be delivered by the Borrower in connection herewith.

(i)       Legal Opinion. The Bank shall have received favorable opinions of (i) in-house Brazilian counsel to the Borrower (which shall cover, among other things, due authorization, execution and delivery, legality, validity, binding effect and enforceability of this Agreement and the Loan Documents, choice of law, submission to jurisdiction, and such other matters as the Bank may reasonably request); and (ii) Hughes Hubbard & Reed LLP, external counsel to the Bank, with respect to enforceability of the Agreement.

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(j)       Other Documents. The Bank shall have received such other documents as the Bank or its counsel may reasonably request.

The delivery of the Addendum by the Borrower shall be deemed a representation and warranty by the Borrower that all of the conditions referred to above have been met.

8.       Representations and Warranties. The Borrower represents and warrants to the Bank as follows:

(a)       Incorporation and Existence. It is a company duly organized, and validly existing under the laws of Brazil and has the power and authority to execute and deliver this Agreement each other document to be delivered by it in connection herewith, to incur the obligations to be incurred by it hereunder and to perform and observe the provisions hereof.

(b)       Corporate Power and Authority. It has taken all necessary action to authorize the execution and delivery of this Agreement and all other documents to be executed and delivered by it in connection herewith and the performance of its obligations hereunder.

(c)       Legally Enforceable Agreement. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(d)       Governmental Authorizations. All governmental authorizations, including, without limitation, Financial Transaction Registration (ROF – Registro de Operação Financeira) registered with the Central Bank of Brazil, and actions of any kind necessary for the due execution, delivery and performance of this Agreement by the Borrower or required for the validity or enforceability against the Borrower of this Agreement, have been obtained or performed and are valid and subsisting in full force and effect.

(e)       Consent and Approvals. No consent or approval of, or notice to, any creditor of the Borrower is required by the terms of any agreement or instrument evidencing any Indebtedness of the Borrower for the execution or delivery of, or the performance of the obligations of the Borrower under, this Agreement, and such execution, delivery and performance will not result in any breach or violation of, or constitute a default under, the charter or by-laws of the Borrower or any agreement, instrument, judgment, order, statute, rule or regulation applicable to the Borrower or to any of its property.

(f)       Pari Passu Status. The Obligations of the Borrower under this Agreement rank at least pari passu with all of its other senior unsecured Indebtedness, whether now existing or hereafter outstanding, except for obligations accorded preference by mandatory provisions of law.

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(g)       Absence of Litigation. There are no actions, proceedings (judicial or administrative) or claims pending or, to the knowledge of the Borrower, threatened, the adverse determination of which might have a Material Adverse Effect on the financial condition of the Borrower or impair its ability to perform its obligations under, or affect the validity or enforceability of, this Agreement.

(h)       IBF Language. It, an entity located outside the United States of America, understands that it is the policy of the Board of Governors of the Federal Reserve System of the United States that extensions of credit by international banking facilities, such as the Loan hereunder, may be used only to finance the non-U.S. operations of the Borrower or the Borrower’s affiliates located outside the United States.

(i)       Waiver of Sovereign Immunity; Commercial Activity. It or its property has no right of immunity on the grounds of sovereignty or otherwise from jurisdiction, attachment (before or after judgment) or execution in respect of any action or proceeding relating in any way to this Agreement that may be brought in the courts of Brazil or New York and the Borrower hereby irrevocably waives any right to immunity. The execution, delivery and performance of this Agreement by the Borrower constitute commercial transactions.

(j)       Use of Proceeds. The proceeds of the Loan shall be used for working capital purposes and only to finance the non-U.S. operations of the Borrower or the Borrower’s affiliates located outside the United States.

(k)       Absence of Event Default. No Event of Default exists or has occurred and is continuing and no Event of Default will occur as a result of the execution of this Agreement and disbursement of the Loan.

(l)       No Violation of Laws. The execution, delivery and performance by the Borrower of this Agreement does not and will not violate any provision of any law, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower.

(m)        Compliance with Laws. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower is in compliance with all laws (including environmental laws), provided that the foregoing shall not qualify or otherwise limit the requirements set forth in Section 8(q).

(n)       Margin Stock. The Borrower will not use the proceeds of borrowings made hereunder, directly or indirectly, or immediately, incidentally or ultimately, for the purpose of purchasing or carrying any securities listed in a public exchange market or to extend credit to others for the purpose of purchasing or carrying equity securities or to refinance or refund indebtedness originally incurred for such purpose.

(o)       Operating Company. It is an operating company and not a holding company. The Borrower is not or does not hold itself out as being engaged primarily, or proposing to engage primarily, in the business of investing, reinvesting, or trading in securities. The Borrower is not engaged or proposing to engage in the business of investing, reinvesting, owning, holding, or trading in securities nor does it own or propose to acquire investment securities having a value exceeding 40% of the value of the Borrower’s total assets (exclusive of government securities and cash items) on an unconsolidated basis.

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(p)       Form of Documents. This Agreement and the Brazilian Note are in proper legal form under the laws of Brazil for the enforcement thereof against the Borrower, under such laws, provided that to be enforceable and admissible into evidence in the courts of Brazil (i)(A) this Agreement must be accompanied by a translation into Portuguese and either transmitted by a diplomatic or central authority or executed by a sworn translator and (B) the signatures of the parties thereto that execute this Agreement outside of Brazil shall have been notarized by a notary public licensed as such under the law of the place of signing and the signature of such notary public shall have been authenticated by a Brazilian consular official at the competent Brazilian Consulate or shall have been certified according to the Apostille Convention before the competent governmental agencies, or as otherwise provided by an international treaty to which Brazil is a signatory, as applicable, and (ii)(A) this Agreement, together with its respective sworn Portuguese translation shall have been registered with the appropriate Registry of Deeds and Documents in Brazil, which registration may be made at any time for judicial enforcement thereof in Brazil and (B) the enforceability of such documents in the courts of Brazil is also subject to the payment of certain expenses and court fees in connection with enforcement thereof in the courts of Brazil. Under the laws of Brazil, (A) the choice of the laws of the State of New York as set forth in this Agreement is a valid choice of law, and (B) the irrevocable submission to jurisdiction and consent to service of process and appointment of an agent for service of process by the Borrower, in each case, as set forth herein is legal, valid, binding and effective.

(q)       AML Laws; Anti-Corruption Laws and Sanctions. It has implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (a) the Borrower or any of its Subsidiaries, or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or affiliates, or (b) to the knowledge of the Borrower, any agent of the Borrower, or any of its respective Subsidiaries or affiliates, that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. Neither the Loan, nor the proceeds of the Loan, nor any other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise. The Borrower represents that, except as disclosed to the Bank prior to the date of this Agreement, neither it nor any of its Subsidiaries, nor its parent company or, to the knowledge of the Borrower, any other affiliate, has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country. The Loan does not relate, directly or indirectly, to any activities or business of or with a Sanctioned Person or with or in a Sanctioned Country.

(r)       Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

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(s)       Solvency. It is not insolvent as defined under any applicable law nor, after giving effect to the consummation of the transactions contemplated in the Loan Documents, will the Borrower be rendered insolvent by the execution and delivery of the Loan Documents to which it is a party or the consummation of the transactions contemplated thereby. The Borrower is not engaged, or is about to engage, in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration its obligations incurred hereunder and under the other Loan Documents to which it is a party.

(t)       Affected Financial Institution. It is not an Affected Financial Institution.

9.       Covenants. From the date hereof, the Borrower covenants as follows:

(a)       Lines of Business. It will at all times continue to engage in the same line of business engaged in by it on the date hereof, and will not (i) engage to any substantial extent in any line or lines of business activity other than such current lines of business, or (ii) change its corporate purpose (objeto social) to any purpose other than those within telecom or related technology sectors.

(b)       Sale of Assets. It will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or in a series of transactions, its property, or create, assume or suffer or permit to exist any sale-lease back transactions except:

I.	in the ordinary course of its business;
II.	of obsolete or unused assets;
III.	within the Borrower’s Economic Group in arm’s length transaction; and
IV.	any other disposal for an aggregate consideration not exceeding 30% of the Borrower’s total assets (as stated in its most recent annual or quarterly financial statements disclosed).

(c)       Financial Information. It shall deliver, upon written request, to the Bank, in accordance with Brazilian GAAP or IFRS standards, its (A) consolidated audited annual financial statements, together with the respective report prepared by independent auditors of recognized standing in Brazil, and (B) quarterly and semi-annual financial statements, certified by its Finance Director. All such documents shall accurately reflect the actual financial condition of the Borrower and its changes through one respective period to the other.

(d)       Corporate Existence, Approvals. It shall maintain and keep in full force and effect its legal and corporate existence, rights (including without limitation all real and intellectual property rights), privileges, licenses, franchises and all approvals and consents required by third parties and/or any governmental authority for the incurrence of the Loan and conduct of its business, as applicable.

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(e)       Compliance. It will do or cause to be done all things from time to time necessary to comply and, as applicable, cause each of its Subsidiaries to comply in all material respects with all applicable laws, rules, orders and regulations (including environmental laws), provided that the foregoing shall not qualify or otherwise limit the requirements set forth in Section 9(n).

(f)       Notice of Event of Default. It will notify the Bank in writing as soon as it becomes aware of the occurrence of any event that results or may result in the nonperformance or default by the Borrower of any obligation under this Agreement and/or any other instrument related hereto.

(g)       Insurance. It will maintain its property duly insured with reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in Brazil, and, upon the request of the Bank, promptly furnish to the Bank copies or other evidence of such insurance policies as may be in effect from time to time.

(h)       Transactions with Affiliates. It will not enter, directly or indirectly, into any transaction with an affiliate, except (A) in the ordinary course of and pursuant to the reasonable requirements of its business and upon commercially reasonable terms that are no less favorable to it than those which might be obtained in a comparable arm’s-length transaction at the time from a Person which is not such an affiliate, and (B) for intercompany loans which, in the aggregate, do not and will not result in the Borrower being in a materially weaker economic and financial condition. For purposes hereof, “materially weaker economic and financial condition” means the ratio of Total Net Debt to EBITDA of the Borrower, as of the last day of the then most recently ended fiscal quarter of the Borrower for the period of four consecutive fiscal quarters ending on such day, exceeding 3.5x, based on its most recent financial statements and after giving pro forma effect to such intercompany loans.

(i)       Additional Information and Documents. It will deliver to the Bank such other information and/or documentation respecting the Borrower or the Borrower’s business, properties or the condition or operations, financial or otherwise, of the Borrower, as the Bank may from time to time reasonably request.

(j)        Ranking. It will take any and all actions necessary such that its Obligations hereunder, as of the date hereof and until they are fully and irreversibly paid, shall rank at least pari passu in all respects with all other senior unsecured Indebtedness of the Borrower, whether now existing or hereafter outstanding,

(k)        Mergers Etc. It will not enter into any transaction of merger, consolidation, division or reorganization, or transfer all or substantially all its assets to another entity, except that it may (1) merge or consolidate with any entity within the Borrower’s Economic Group so long as such the Borrower is a surviving Person, (2) transfer all or substantially all its assets to another entity within the Borrower’s Economic Group so long as such other entity has validly assumed the Borrower’s obligations under the Loan Documents to which it is a party, by operation of law or by means of an agreement reasonably satisfactory to the Bank, (3) merge or consolidate, or transfer all or substantially all its assets to another entity (the “Counterparty”) outside the Borrower’s Economic Group provided that the following conditions are satisfied: (i) such Counterparty is not organized in a Sanctioned Country or in a jurisdiction in which the Bank would be prohibited or restricted by applicable law from extending credit or conducting business, (ii) if the Borrower is not the surviving or transferee entity, as applicable, such Counterparty has validly assumed the Borrower’s obligations under the Loan Documents to which it is a party, by operation of law or by means of an agreement reasonably satisfactory to the Bank, (iii) such Counterparty does not have a materially weaker economic and financial condition than the Borrower, as appropriate and if applicable, prior to such merger, consolidation, division, reorganization or transfer, (iv) such Counterparty has provided the Bank such corporate authorizations, incumbency certificates, process agent letter, customary opinions of counsel and other customary documents or information comparable to the documentation referenced in Section 7 hereof, together with other documentation and other information required by bank regulatory authorities under applicable “know your customer” and AML Laws that the Bank may require, in form and with results satisfactory to the Bank, (v) all representations and warranties in the Agreement shall be true and correct with respect to such Counterparty, and (vi) no Event of Default (including under Section 10(m)) exists or would exist immediately after such merger, consolidation, division, reorganization or transfer. For purposes of item (3) of this Section, “materially weaker economic and financial condition” means the resulting entity, survivor or transferee presents a ratio of the Total Net Debt to EBITDA as of the last day of the then most recently ended fiscal quarter of the Counterparty for the period of four consecutive fiscal quarters ending on such day exceeding 3.5x, based on its pro-forma consolidated financial statements.

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(l)       Dividends. It will not distribute or pay dividends, interest on own capital or any other profit participation established in contract or in corporate documentation, above the minimum amount determined by law or in corporate documentation in effect on any such date unless at the time of such distribution or payment there shall not exist, and shall not thereby arise or result from such distribution or payment, any Event of Default or other event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default, provided that nothing in this Section 9(k) shall prevent the declaration or payment of minimum compulsory dividends (dividendos mínimos obrigatórios) required under the Borrower’s corporate documents and/or by Brazilian Law n. 6,404/76, as amended and supplemented.

(m)       Capital Expenditures, Investments, Loans and Advances. In case of any Event of Default the Borrower will not, and will not permit any subsidiary to, make any capital expenditure, investment, loan or advance other than in the ordinary course of business consistent with past practices in relation to its existing business.

(n)       Anti-Terrorism/Sanctions Covenants.

(i)       The Borrower shall not engage in any transaction that violates any of the applicable prohibitions set forth in any AML Law, Anti-Corruption Laws, Sanctions, or Export-Control Law, it being noted that the Borrower has, and will continue to maintain, existing international roaming agreements with companies located in Iran, Syria and Sudan, but that such companies are not Sanctioned Persons and such arrangements are otherwise in compliance with Sanctions and Anti-Terrorism Laws.

(ii)       The Borrower shall not fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the applicable prohibitions set forth in any AML Law, Anti-Corruption Law, Sanctions, or Export-Control Law.

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(iii)       The Borrower shall not, directly or indirectly, use the proceeds of the Loan to lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) to fund, finance, or facilitate any activities of or business with any Sanctioned Person or any person or business located in a Sanctioned Country, (including, but not limited to, transshipment or transit through a Sanctioned Country), or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor, lender, issuing bank, investor or otherwise).

(iv)        No U.S. Subsidiary or any officer, director, employee or agent of the Borrower that is a U.S. citizen, shall participate in or facilitate transactions or business planning involving any Sanctioned Person or any Sanctioned Country.

(v)       The Borrower shall ensure that the representations contained in Section 8(q) hereto remain true and correct at all times during the term of this Agreement.

(o)       Most Favored Nation. If any Comparable Indebtedness incurred by the Borrower after the date hereof (including, but not limited to Comparable Indebtedness incurred by the Borrower, or with respect to which the Borrower is an obligor) has the benefit of any financial covenants (understood as the obligation to maintain certain financial ratios), then this Agreement shall be deemed to be automatically without further act by any party amended, modified or supplemented to the extent necessary to incorporate such more favorable provision or provisions for the benefit of the Bank, as appropriate in the discretion of the Bank, and if requested by the Bank, the Borrower will take all such acts and do all such things as required by the Bank to effectuate any such amendment, modification or supplement.

(p)       Beneficial Ownership Information. Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(q)       Liens. The Borrower shall not, after the date of this Agreement, create, incur, assume or permit or suffer to exist any Lien on any of its material operational assets representing 15% or more of its total assets, except any Lien securing judgments or credit agreements entered into with development banks, including without limitation, Banco Nacional de Desenvolvimento Econômico e Social – BNDES, Banco do Nordeste do Brasil S.A., and other Brazilian Government-owned development banks.

(r)       Schedule of Payments. Within two (2) Business Days from disbursement of the Loan, the Borrower shall provide the Bank with a copy of the respective ROF – Registro de Operações Financeiras registered with the Central Bank of Brazil duly updated with the applicable schedule of payments.

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(s)       Process Agent Acceptance. Within sixty (60) days of the date hereof , the Borrower shall have delivered to the Bank an executed letter, in form and substance satisfactory to the Bank, from TI Sparkle North America Inc. acknowledging its acceptance of its appointment as agent for service of process with respect to the Borrower for a period of time ending no earlier than the date six months after the Maturity Date and indicating that all of the fees payable to such process agent, if any, shall have been paid in full.

10.       Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)       The Borrower fails to pay any principal, interest or any portion thereof within two (2) Business Days from the date such amount becomes due and payable (whether at stated maturity or otherwise), provided that such two (2) Business Days cure period is only granted to the Borrower by the Bank if the Borrower delivers to the Bank, on the date immediately following such amount’s due date for payment, a notification, by the legal representative of the Borrower declaring that the Borrower has sufficient cash, on that date, to honor its Obligations due on such date, that the non-payment occurred due to an operational error not within the Borrower’s control for remedy and that the payment will be made on the immediately following day, and provided further that such two (2) Business Days cure period does not affect the Borrower’s obligation to pay overdue interest on any interest or other amount in accordance with Section 3(c) – Interest on Overdue Principal and Other Amounts hereof; or

(b)       The Borrower (i) fails to perform or observe any covenant or agreement contained herein and such failure shall continue unremedied for a period of fifteen (15) Business Days after the earlier of (A) the Borrower becoming aware of such failure and (B) the Bank giving the Borrower written notice of such failure, provided that, notwithstanding the foregoing, any failure to comply with Section 9(s) shall result in an immediate Event of Default, or (ii) any representation or warranty of the Borrower in this Agreement or the Hedge Agreement or in any other document delivered in connection herewith proves to have been incorrect, incomplete or misleading in any material respect at the time it was made or repeated or deemed to have been made or repeated; or

(c)        The Borrower shall (i) be in default, event of default or other similar condition or event (however described) under the Hedge Agreement or one or more agreements or instruments in respect of any Indebtedness entered into between the Borrower and the Bank or its affiliates; or (ii) be in default, event of default or other similar condition or event (however described) under one or more instruments or agreements in respect of any Indebtedness entered into between the Borrower and any party, other than the Bank or its affiliates, which default, event of default, other condition or event causes, involves or may cause or involve, in accordance with the provisions of such agreements or instruments, the early maturity or acceleration of Indebtedness in an aggregate amount exceeding US$100,000,000.00 (one hundred million United States dollars) (or its equivalent in other currencies); or

(d)       The Borrower (i) is dissolved, (ii) commences a voluntary case in bankruptcy, recuperação judicial, recuperação extrajudicial or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy, debt rehabilitation or reorganization proceeding, law, (iii) admits in writing its inability to pay its debts as they mature, or shall make any assignment for the benefit of creditors, or (iv) consents by answer or otherwise to the commencement against it of an involuntary case in bankruptcy or any other such action or proceeding, or a proceeding is commenced in an involuntary case in bankruptcy or insolvency in respect of the Borrower or any material Subsidiary or any property of the Borrower or any such material Subsidiary; or

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(e)       Any final judgment or order for the payment of money in an aggregate amount equal to or greater than US$100,000,000.00 (one hundred million United States dollars) (or its equivalent in other currencies) (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against the Borrower, and shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed pending appeal; or

(f)       The occurrence of any expropriation, confiscation, nationalization or requisition by any country or any governmental authority that directly or indirectly deprives the Borrower of any assets or their use or of the ability to operate its business or a material part thereof, or the taking by any governmental authority or court of any action that, in the reasonable opinion of the Bank, materially adversely affects the condition of the Borrower or its ability to perform its obligations under this Agreement; or

(g)       [BLANK]

(h)       A moratorium is enacted by Brazil or the central bank or any agency or political subdivision of Brazil affecting the Borrower’s right and obligation to effect payment under this Agreement or otherwise to perform its obligations hereunder; or

(i)       The Obligations of the Borrower under this Agreement cease to rank at least pari passu with all of its other senior unsecured Indebtedness, except for obligations accorded preference by mandatory provisions of law; or

(j)        The Borrower suffers protest of bills (Protesto) in an individual or aggregate amount equal to or exceeding US$100,000,000.00 (one hundred million United States dollars) (or its equivalent in other currencies), and such protest(s) is(are) not cancelled within 15 (fifteen) São Paulo business days; or

(k)       This Agreement shall, at any time and for any reason, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny that it has any or further liability or obligation hereunder or thereunder; or

(l)       Any judicial proceeding is filed against the Borrower which may materially adversely affect is financial condition; or

(m) A Change of Control occurs;

THEN, in any such case, if the Bank shall elect by notice to the Borrower, the unpaid principal amount of this Agreement, together with accrued interest, shall become forthwith due and payable; provided that in the case of an Event of Default under clause (d) above, the unpaid principal amount of this Agreement, together with accrued interest, shall immediately become due and payable without any notice or other action by the Bank.

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11.       [BLANK]

12.       Notices. All notices, requests, demands or communications hereunder shall be in writing and shall be given to or made upon the respective parties hereto at the following addresses:

If to the Borrower:	If to the Bank:
TIM S.A	BNP Paribas
Av. João Cabral de Melo Neto 850 12º andar, Torre Sul Rio de Janeiro – RJ, 227750-57, Brasil Attn.: Bruno de Abreu e Lima Bordin / Glaucia Crahim (Gerência de Tesouraria) Tel:55-021-4109-3100

BNP Paribas SA

ZAC CLAUDE BERNARD BAT. B2 BALZAC

140-142 BOULEVARD MACDONALD

75019 PARIS 19

FRANCE

Attn: paris.cib.spmo.transactions@bnpparibas.com

Fax Number: +33 (0) 1 42 98 09 07

Tel Number: +33 (0) 1 40 14 85 94 / +33 (0) 1 42 98 47 48

E-mails: paris.cib.spmo.transactions@bnpparibas.com

Head of SPMO Transactions Paris: Thomas Loué: +33 (0) 1 40 14 85 94, thomas.loue@bnpparibas.com

With a copy to:

SCM Business Management: dl.fi.scm.bm@uk.bnpparibas.com

SCM: Emmanuel Billaut / Olivier Jamin;

emails: emmanuel.billaut@bnpparibas.com; Olivier.jamin@bnpparibas.com;

Tel Numbers: +33 1 43169081/ +33 1 42980173

13.       Miscellaneous.

(a)       The Borrower waives presentment, notice of dishonor, protest and any other formality with respect to this Agreement.

(b)       This Agreement sets forth the entire agreement between the parties hereto, supersedes all prior communications and understandings of any nature and may not be amended, supplemented or altered except in a writing signed by both parties hereto.

(c)        The Borrower agrees to reimburse the Bank in full on demand, whenever an Event of Default has occurred, for all reasonable and duly documented costs, expenses and charges including reasonable attorneys’ fees incurred by the Bank during or as a result of such Event of Default, or incurred by the Bank in enforcing its rights and remedies under this Agreement or in accordance with applicable law provided that the Bank previously delivers to the Borrower information relating to such costs, expenses and/or charges.

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(d)       This Agreement shall be binding on the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the Borrower may not delegate any obligations hereunder without the prior written consent of the Bank. The Bank may at any time, without consent from the Borrower, assign or otherwise transfer or sell participations in this Agreement or any of its rights with respect thereto to any third party, including, but not limited, to any Federal Reserve Bank or to any banks, financial institutions or any affiliates of the Bank (including, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by the Bank or an affiliate of the Bank). If the Bank decides to assign or otherwise transfer any of its rights with respect to this Agreement to any third party that is not an affiliate of the Bank, the Borrower shall have the right to prepay the Loan without any Break Costs by delivering a notice of voluntary prepayment within five Banking Days’ after receiving the relevant notification of assignment from the Bank.

(e)       The Bank agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement which is identified by the Borrower as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (A) to any subsidiaries or affiliates of the Bank, (B) to the extent required by statute, rule, regulation or judicial process, (C) to counsel for the Bank, (D) to bank examiners, auditors or accountants, (E) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (F) to any actual or prospective assignee or participant, or to any actual or prospective counterparty (or its advisors or brokers) to any swap, derivative or credit insurance transaction relating to the Borrower and its obligations provided that any such recipient under this clause (F) agrees to maintain the confidentiality of any such non-public public information to the same extent as the Bank is required to do so hereunder; provided, further, that in no event shall the Bank be obligated or required to return any materials furnished by the Borrower.

(f)       Any suit, action or proceeding against the Borrower with respect to this Agreement or on any judgment entered by any court in respect thereof may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York or in the courts of Brazil, as the Bank may elect in its sole discretion, and the Borrower submit to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding or judgment. The Borrower hereby waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in such courts, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Borrower irrevocably appoints TI Sparkle North America, Inc. with offices at 1 William Street 3rd Floor, NEW YORK-NY 10004, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding, and agrees that the failure of such agent to give any notice of any such process or summons to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon. So long as the Borrower has any obligation under this Agreement, it will maintain a duly appointed agent in New York City for the service of such process or summons.

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(g)       TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(h)       This Agreement shall be governed by and interpreted and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws that would cause the application of the laws of any jurisdiction other than the State of New York. For purposes solely of article 9 of Brazilian Decree-Law No. 4,657 dated September 4, 1942, the transactions contemplated hereby have been constituted in the City of New York (USA). For any purposes hereof, including, but not limited to, the enforcement, collection and payment of the Loan in Brazil, in the Bank’s sole discretion, the parties hereto agree that (i) the Loan shall be deemed as an enforceable out-of-court debt instrument (título executivo extra-judicial), pursuant to Section 784, II, of the Brazilian Civil Procedure Code (Law 13,105/2015); (ii) all amounts (including, without limitation, the principal, interests, expenses and taxes) owed by the Borrower herein shall be deemed as a net and certain debt (dívida liquida e certa) to the extent that the Bank is required to enforce, collect or defend them before any Brazilian Courts and authorities against the Borrower. The Borrower further acknowledges and consents that any discussion or enforcement and collection of the Loan and related amounts in Brazil shall be made through an expedited enforcement claim (ação de execução) or any other means elected by the Bank, at its sole discretion; and (iii) in accordance with Section 784, § 3rd, of the Brazilian Civil Procedure Code (Law 13,105/2015), this Agreement complies with all the requirements of, and contains all the formalities of, the place where it has been executed. The Borrower agrees that any evidence of payment of the principal amount due under this Agreement in the amount set forth herein, shall constitute valid and sufficient evidence of the validity and enforceability of this Agreement before any Brazilian Courts, as the case may be. Finally, the Borrower agrees that the Bank shall be waived of any requirement to present any bonds or security, including, but not limited to, the one set forth in Article 835 of the Brazilian Civil Code or any other similar law, for the discussion or enforcement of this Agreement and/or the Loan before any Brazilian Courts, it being agreed that the Borrower hereby expressly waives any right to request the Bank to post any bond required to initiate or file lawsuits against the Borrower in any jurisdiction.

(i)       To the extent that the Borrower may now or hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, to claim for itself or its revenues or properties any immunity from the jurisdiction of any court or from legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the extent that in any such jurisdiction there may be attributed to the Borrower any such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim, and hereby waives, such immunity in respect of its obligations under this Agreement.

(j)       The Borrower acknowledges that the Bank may have and may in the future have investment and commercial banking, trust and other relationships with other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. The Borrower acknowledges that the Bank may perform its functions in connection with such fiduciary or other relationships without regard to its relationship with the Borrower hereunder. The Bank will not use confidential information obtained from the Borrower by virtue of the transactions contemplated by this Agreement or its other relationships with the Borrower in connection with the performance by the Bank of services for other companies, and the Bank will not furnish any such information to other companies. The Borrower also acknowledges that the Bank has no obligation to use in connection with the transactions contemplated by this Agreement, or to furnish to the Borrower, confidential information obtained from other companies.

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(k)       The Borrower hereby agrees to indemnify, protect, save and keep harmless the Bank, its officers, directors, shareholders, employees, affiliates, successors, assigns, agents and servants (each, an “Indemnified Party”) from and against, and to pay to the Bank promptly upon demand the amount of, any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against any Indemnified Party in any way relating to or arising out of this Agreement (including, without limitation, any environmental action relating in any way to the Borrower or any of its Subsidiaries) or any action taken or omitted by such Indemnified Party under this Agreement, provided, however, that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnified Party’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.

(l)       All payments made under this Agreement shall be made in Dollars (the “Agreement Currency”), and, if for any reason any payment made hereunder is made in a currency (the “Other Currency”) other than the applicable Agreement Currency, then to the extent that the payment actually received by the Bank, when converted into the applicable Agreement Currency at the Rate of Exchange (as defined below) on the date of payment (or, if conversion on such date is not practicable, as soon thereafter as it is practicable for the Bank to purchase the applicable Agreement Currency) falls short of the amount due under the terms of this Agreement or any Loan Document, the Borrower shall, as a separate and independent obligation of the Borrower, indemnify the Bank and hold the Bank harmless from and against the amount of such shortfall. As used in this Section, the term “Rate of Exchange” means the rate at which the Bank is able on the relevant date to purchase the applicable Agreement Currency with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into, the applicable Agreement Currency.

(m)       The Bank hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, the Bank is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Bank, provide all documentation and other information that the Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

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(n)       Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii)       the effects of any Bail-In Action on any such liability, including, if applicable:

(A)       a reduction in full or in part or cancellation of any such liability;

(B)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Applicable Resolution Authority.

[SIGNATURE PAGE FOLLOWS]

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Please indicate your acceptance of the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than April 7, 2021.

BNP Paribas

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

TIM S.A.

By:
Name:
Title:

By:
Name:
Title:

WITNESSES:

Name:	Name:
Id.:	Id.:

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EXHIBIT a

FORM OF BRAZILIAN PROMISSORY NOTE

Nota Promissória

Valor: $[●] ([●] [dólares] e [●] centavos)

Vencimento: à vista

Praça de Pagamento: São Paulo, Estado de São Paulo, Brasil

No dia do vencimento acima indicado, pagaremos por esta única via de NOTA PROMISSÓRIA, de forma irrevogável e incondicional, ao BNP Paribas, ou à sua ordem, a quantia em Reais equivalente a $[●] ([●] [dólares] e [●] centavos), apurada pela taxa média de venda de [dólares] no mercado de câmbio, divulgada pelo Banco Central do Brasil, em sua página na internet, taxa essa referente ao dia útil imediatamente anterior ao do efetivo pagamento deste título, ou qualquer outra taxa de câmbio que venha, por medida do Banco Central do Brasil, a substituir a referida taxa de câmbio.

A emitente expressamente concorda que a apresentação para pagamento à vista desta nota promissória poderá ser feita até [●] de [●] de [●], de acordo com o estabelecido no Decreto n° 57.663/66 e Código Civil.

Esta nota promissória será regida e constituída de acordo com as leis da República Federativa do Brasil. O pagamento desta nota promissória deverá ser feito na Comarca da Cidade de São Paulo, Estado de São Paulo, Brasil. Fica eleito como foro competente a Comarca da Cidade de São Paulo, Estado de São Paulo, Brasil.

Lugar e Data: São Paulo, [●] de [●] de 2021

EMITENTE: TIM S.A.,

CNPJ/MF: 02.421.421/0001-11

Endereço: [Rua Fonseca Teles, 18-30, Rio de Janeiro/RJ, 20940-200]

Nome:	Nome:
Cargo:	Cargo:

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EXHIBIT B

FORM OF ADDENDUM

ADDENDUM

This Addendum (the “Addendum”), made as of [●], by and between TIM S.A. (the “Borrower”) and BNP PARIBAS (the “Bank”),

WITNESSETH:

WHEREAS, the Borrower and the Bank entered into a Letter Loan Agreement dated as of [●] (the “Agreement”, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement);

WHEREAS, pursuant to Section 2 and Section 7 of the Agreement, as a condition precedent to the Loan to be made by the Bank pursuant to the Agreement, the Borrower and the Bank are required to execute an Addendum to the Agreement substantially in the form of Exhibit B thereto;

WHEREAS, the Borrower has requested that the Bank extend a Loan pursuant to the Agreement in the amount of [●] Reais ( [●]);

NOW THEREFORE, the Borrower and the Bank do hereby agree as follows:

Section 1. Amendment to the Agreement. The Borrower and the Bank have executed this Addendum as a condition precedent to the referenced Loan, in satisfaction of the requirements of Section 2 and Section 7 of the Agreement. This Addendum shall also constitute an amendment to the Agreement pursuant to Section 13(b) thereof, such that following the execution of this Addendum, the Agreement shall be deemed to be amended to the effect set forth herein. The Borrower hereby confirms that the statements set forth in Section 8 of the Agreement are true and correct as of the date hereof.

Section 2. Making the Loan. Subject to the satisfaction of the conditions precedent to the Loan set forth in Section 2 and Section 7 of the Agreement, the referenced Loan shall be disbursed by the Bank on [●] (which shall be the “Drawdown Date” for the Loan). To effect the referenced Loan, the Bank shall pay [●] Dollars (US$ [●]), corresponding to [●] Brazilian Reais (BRL [●]) converted to US$ at the Initial FX Spot Rate of [●] (the “Reference Currency Principal Amount”), to the following account: BNP PARIBAS NEW YORK (swift name: BNPAUS3N), Beneficiary Customer: 101.018.001-60, BANCO BNP PARIBAS BRASIL S.A, Av. Presidente Juscelino Kubitscheck, 1909 São Paulo, SP – BRAZIL, Remittance Information: BNPABRSP, Sender to Receiver Information: // For further credit to: TIM S.A.

Section 3. Repayment of the Loan. Except as may otherwise be specifically provided herein or in the Agreement, the Borrower shall repay the Reference Currency Principal Amount of the Loan in one single installment, converted into US$ at the FX Fixing Rate of the respective FX Fixing Date. Such payment shall be due and payable on [●], 20[●] (the “Maturity Date”). The Borrower shall direct payment to the Bank on the Maturity Date of the amount of Dollars due

30

hereunder (and under the Agreement) with respect to the referenced Loan in accordance with Section 3 of the Agreement.

Section 4. Interest. With regard to each calendar day that interest shall accrue on obligations of the Borrower, the rate of interest to be applied to interest obligations of the Borrower with respect to the referenced Loan shall be that rate which is [●]% ([●] percent) per annum (the “Fixed Interest Rate”) calculated over the outstanding amount of the Loan (with such Fixed Interest Rate being effectively a net rate of [●]% ([●] percent) per annum after application of the gross-up obligation in Section 6(a) of the Agreement based on tax rates in effect as of the date hereof). The interest of the Loan shall be due and payable as per the following schedule (each date specified below an “Interest Payment Date”):

Interest Payment Dates

Notwithstanding anything which may be to the contrary herein or in the Agreement, any amount which is not paid on the date such amount shall become due and payable hereunder and under the Agreement shall bear interest at an interest rate equal at all times to the Default Rate, from the date of such non-payment until such amount is paid in full.

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Addendum as of the date first above written.

TIM S.A.

By:_______________________________	By:_______________________________
Name:	Name:
Title:	Title:

BNP PARIBAS

By:_______________________________
Name:

WITNESSED BY:
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Name:	Name:
Id.:	Id.:

32

33

34

TIM S.A.

By: ADRIAN CALAZA:05961864790 Digitally signed by ADRIAN CALAZA:05961864790 Date: 2021.04.06 17:36:37 -03'00'	By: BRUNO DE ABREU E LIMA BORDIN:11781247706 Digitally signed by BRUNO DE ABREU E LIMA BORDIN:11781247706 Date: 2021.04.06 16:06:26 -03'00'
Name: Adrian Calaza	Name: Bruno de Abreu e Lima Bordin
Title: CFO	Title: Treasurer

BNP PARIBAS

By:____________________________
Name:

WITNESSED BY: GLAUCIA CRAHIM FERREIRA:11847102794 Digitally signed by GLAUCIA CRAHIM FERREIRA:11847102794 Date: 2021.04.06 14:59:20 -03'00'

Name:	Name:
Id.:	Id.:

[SIGNATURE PAGE TO TIM S.A. ADDENDUM]

NSJ

35

BNP Paribas

By: /s/ Olivier JAMIN
Name: Olivier JAMIN
Title: Authorized signatory

TIM S.A.

By: ____________________________
Name:
Title:

By: ____________________________
Name:
Title:

WITNESSES:

____________________________	____________________________
Name:	Name:
Id.:	Id.:

[SIGNATURE PAGE TO TIM S.A. LETTER LOAN AGREEMENT]

#94508769v2

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